EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-30976, 333-47101, 33-56615 and 333-56675 and Form S-3 No. 333-84461, of Jacuzzi Brands, Inc. (formerly U.S. Industries, Inc.) of our report dated November 8, 2002 except for Note 13, as to which the date is July 15, 2003; and Paragraphs 4 through 10 of Note 1 as to which the date is October 16, 2003, with respect to the consolidated financial statements and schedule of Jacuzzi Brands, Inc., as amended, included in this Annual Report on Form 10-K/A for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida
November 21, 2003

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